Exhibit 10.1

[Logo of WatchGuard Technologies, Inc.]

April 18, 2005

Bradley E. Sparks

Dear Bradley,

We are excited about having the opportunity to work with you at WatchGuard Technologies, Inc. We expect that your addition to our team will enhance our ability to meet customer and market requirements as we work to expand WatchGuard Technologies, Inc. and the WatchGuard product line worldwide.

As a company, we thrive on the entrepreneurial spirit and excitement that feeds our drive to grow and succeed in the challenging industry of network security. Your position as Chief Financial Officer (CFO) will be responsible for directing the fiscal functions of the corporation in accordance with generally accepted accounting principles issued by the Financial Accounting Standards Board, the Securities and Exchange Commission, other regulatory and advisory organizations and in accordance with high ethical standards and financial management techniques and practices appropriate for public companies within the software industry. In this capacity you will report to Edward Borey, CEO. Initially, your annual base salary will be $220,000.00 payable in increments of $9,166.67, on a semi-monthly basis (less applicable payroll taxes) on the fifteenth and last business day of each month. You will also be eligible for an annual bonus of $110,000.00 payable annually in accordance with the employee bonus program applicable to you and effective from time to time. You will also be eligible to participate in our stock option plan with a recommended award of 300,000 shares under the WatchGuard Technologies, Inc. Amended and Restated 1996 Stock Incentive Compensation Plan, subject to approval by the Company’s Board of Directors.

While you render services to WatchGuard, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of WatchGuard Technologies, Inc., it being understood that (a) you may undertake civic, charitable and other similar duties so long as, in the opinion of the WatchGuard’s Board of Directors, they do not interfere with the performance of your duties hereunder and (b) you may serve on the board of directors of one other public or private company so long as doing so, in the opinion of WatchGuard’s Board of Directors, does not give rise to a conflict of interest with WatchGuard Technologies, Inc. You are also permitted to remain an active member of the NASDAQ Listing Qualifications Review Panel.

WatchGuard will provide you with the opportunity to participate in the standard benefits plans currently available to other senior Company executives, subject to any eligibility requirements imposed by such plans. You will be subject to the Company’s standard vacation policy for Company executives.

Please refer to the attached agreements addressing Change of Control and Indemnification. You are also eligible to participate in the WatchGuard Technologies, Inc. restricted stock matching program that is open to WatchGuard’s directors and executive officers.

This offer letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at will. This means that, if you accept this offer of employment, both you and the Company will retain the right to terminate your employment at any time, with or

Bradley E. Sparks

April 18, 2005

without notice or cause. In addition, all compensation set forth in this offer letter is subject to change at the sole discretion of the Company based on an assessment of your performance or market conditions. This at will relationship can only be changed by an agreement signed by the CEO of WatchGuard Technologies, Inc. and yourself. Further, this offer is contingent upon (i) completion of successful background and reference checks and (ii) final approval of and appointment by the Company’s Board of Directors.

Please sign this letter in the designated location below indicating your acceptance of the terms outlined within. In addition, please note your proposed official start date with WatchGuard Technologies, Inc. and return the signed Proprietary Information, Invention and Non Competition Agreement before your official start date. Please also note that a requirement of your employment is that you acknowledge and agree to all WatchGuard Technologies, Inc. corporate policies, codes and procedures as in effect at the time of your hire and as modified or introduced from time to time, including, but not limited to, the Company’s Code of Conduct.

Please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes. Your failure to provide appropriate documentation within 3 days of hire may result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

If you have any questions, please do not hesitate to contact us.

Sincerely,

WATCHGUARD TECHNOLOGIES, INC.

/s/ Edward J. Borey

Edward J. Borey

Chairman and Chief Executive Officer

**************

Accepted and agreed to this 21st day of April 2005, by:

/s/ Bradley E. Sparks

Bradley E. Sparks - signature

Official Start Date: 4/26/05

Enclosures:

Proprietary Information, Invention and Non Competition Agreement

Employee Information Form

Copy of offer letter

W-4

I-9

Direct deposit